Exhibit 10(a)

PARKER-HANNIFIN CORPORATION
FIRST AMENDMENT TO
2016 OMNIBUS STOCK INCENTIVE PLAN

The amendment set forth in this First Amendment to the Parker-Hannifin Corporation 2016 Omnibus Stock Incentive Plan (the “Amendment”) was approved by the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) of Parker-Hannifin Corporation (the “Company”) on April 19, 2017.

A.	The shareholders of the Company approved the Parker-Hannifin Corporation 2016 Omnibus Stock Incentive Plan (the “Omnibus Plan”) on October 26, 2016.

B.
Under section 17 of the Omnibus Plan, the Committee generally has the authority to amend and modify the Omnibus Plan for any purpose permitted by law (unless it would materially adversely affect the right of a participant for previously granted awards and subject to shareholder approval when required).

C.
Under the Omnibus Plan, Restricted Stock Awards and Restricted Stock Unit Awards are subject to a Service requirement of not less than one (1) year. In addition, Unresticted Stock Awards are subject to a performance period of not less than one (1) year. However, there is no express minimum Service requirement under the Omnibus Plan for grants of stock options (“Options”) or stock appreciation rights (“SARs”).

D.
The Committee concluded that the Omnibus Plan should be amended to apply the same one-year minimum Service requirement (that currently applies to Restricted Stock and Restricted Stock Unit awards) to Options and SARs.

E.
Shareholder approval is not required for this Amendment to the Omnibus Plan because the New York Stock Exchange Listing Standards specifically exclude from the shareholder approval requirement any change that curtails rather than expands the scope of the equity award plan.

Omnibus Plan Amendment

1.
Effective April 19, 2017, a new Section 6.4 shall be added to the Omnibus Plan as provided below. Current sections 6.4 through 6.6 shall be renumbered accordingly, and all cross-references shall be amended accordingly.

6.4. Minimum Vesting Requirement. Options may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as shall be established by the Committee and set forth in the Award Agreement evidencing such Award; provided, however, that in no event shall any issuance of Options under the Plan be subject to a Service vesting requirement of less than one (1) year. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of any Options granted under the Plan.

2.
Effective April 19, 2017, new Section 7.4 shall be added to the Omnibus Plan as provided below. Current Sections 7.4 and 7.5 shall be renumbered accordingly, and all cross-references shall be amended accordingly.

7.4. Minimum Vesting Requirement. SARs may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as shall be established by the Committee and set forth in the Award Agreement evidencing such Award; provided, however, that in no event shall any issuance of SARs under the Plan be subject to a Service vesting requirement of less than one (1) year. Notwithstanding the foregoing, the Committee may, in its sole discretion, accelerate the vesting of any SARs granted under the Plan.

3. Continuation.  Except as specifically amended hereby, the Omnibus Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer effective as of the date adopted by the Board and Committee.

PARKER-HANNIFIN CORPORATION

By: /s/ Mark J. Hart
Mark J. Hart
Title: Executive Vice President,
Human Resources and External Affairs

610698349.2